Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the August 10, 2012 Preliminary Registration Statement on Form F-3 of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A) pertaining to John Hancock Life Insurance Company (U.S.A.)’s market value adjustment interests under combination fixed and variable annuity contracts and Manulife Financial Corporation’s subordinated guarantee relating thereto of our reports (a) dated March 16, 2012, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2011 and 2010 and January 1, 2010 and the years ended December 31, 2011 and 2010 and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2011; and (b) March 18, 2011, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2010 and 2009 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2010; and (c) dated March 19, 2010, with respect to the consolidated financial statements of Manulife Financial Corporation as of December 31, 2009 and 2008, and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2009, filed with the Securities and Exchange Commission.

Toronto, Canada	Chartered Accountants
August 10, 2012	Licensed Public Acountants